UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/27/2006

WARREN RESOURCES, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-33275

MD	11-3024080
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

489 Fifth Avenue, 32nd Floor, New York, NY 10017
(Address of principal executive offices, including zip code)

(212) 697-9660
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.02.    Unregistered Sales of Equity Securities

In connection with the acquisition of certain oil and gas property interests (the "Properties") from two affiliated Delaware limited partnerships (the "Sellers"), as more particularly described in Item 7.01 below, Warren Resources, Inc. ("Warren") issued an aggregate of 383,072 shares of our unregistered common stock ("Common Stock") to the two Sellers. The restricted shares of Common Stock were valued based upon a 20% discount from the weighted average sales price for Warren's publicly traded Common Stock for the forty-five (45) calendar days ending March 31, 2006. During that period, the weighted average sales price was $14.37 per share, and the 20% discounted price was $11.49 per share. The Common Stock was issued pursuant to the private placement exceptions from registration provided in Regulation D, Rule 506, under Section 4(2) of the Securities Act of 1933, as amended, (the "Act").

We also granted certain registration rights to the Sellers of the Properties in which we have agreed to file and use our reasonable efforts to cause to be declared effective by the U.S. Securities and Exchange Commission (the "SEC") a registration statement covering resales of our Common Stock issued to the Sellers within one (1) year after the closing of the Properties acquisition.

Item 7.01.    Regulation FD Disclosure

On April 21, 2006, we completed our acquisition of all of the Properties owned by the Sellers, which acquisition had been approved by the Sellers and closed on March 31, 2006, for an aggregate purchase price of $7.5 million ($7.1 million net of Warren's partnership interests). In connection with the acquisition of the Properties, we paid to the Sellers an aggregate of $2.7 million in cash and $4.4 million by issuing shares of restricted Warren Common Stock, as described in Item 3.02 above. The acquired properties are located in Wyoming and California.

The Properties acquired include:

(a) all of the working interests owned by the Sellers,
(b) any royalty interests and overriding royalty interests, including rights to acquire the same, owned by sellers or their affiliates, if any;
(c) all wells drilled or developed on the Properties:
(d) all personal property, fixtures and field inventory, including pipe, tubing, equipment, rig and related items; and
(e) all contracts, agreements, options, permits, accounting software, files, records and any other rights regarding the Properties, in each case to the extent transferable.

In these acquisitions, we also assumed all environmental liabilities with respect to the Properties, including well plugging and abandonment liability. The aggregate purchase price was based on the estimated PV-10 value of the Properties as determined by the independent petroleum engineering firm of Williamson Petroleum Consultants, Inc. at December 31, 2005. The Property acquisitions were effective as of the date of the last distributions to Sellers' partners in the fourth quarter of 2005. Based upon the estimates of the independent petroleum engineering firm, the Properties acquired have approximately 1.7 Bcfe of estimated proved reserves.

The information contained in this Item 7.01 is being "furnished" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference to any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended or the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Item 8.01.    Other Events

Updated Legal Proceedings - Gotham Insurance Company v. Warren.

As described in Part I, Item 3. Legal Proceedings in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2005, the Company and its subsidiary, Warren E&P, Inc., were sued in 1998 in the 81st Judicial District Court of Frio County, Texas by Stricker Drilling Company, Inc. and Manning Safety Systems to recover the value of lost equipment based on a well blow-out. As a result of the lawsuit, Gotham Insurance Company, Warren E&P's well blow-out insurer, intervened. The suit was settled in 1999 with all parties except Gotham and other insurers. The insurers paid approximately $1.8 million under the insurance policy and Gotham has sought a refund of approximately $1.8 million. In the summer and fall of 2000, summary judgments were entered in favor of Warren E&P on essentially all claims except its bad faith claims against Gotham, and Gotham's claims were rejected. Final judgment was rendered by the District Court on May 14, 2001 in Warren E&P's favor for the remaining policy proceeds, interest and attorneys' fees. Gotham appealed the final judgment to the San Antonio Court of Appeals, seeking a refund of approximately $1.5 million. On July 23, 2003, the San Antonio Court of Appeals reversed, in Gotham's favor, the trial court's earlier summary judgment for Warren E&P and remanded the case to the trial court for further proceedings consistent with the San Antonio Court of Appeals' decision. On January 4, 2005, the Company received an order of the trial court that Warren and Warren E&P were obligated to repay Gotham $1.8 million, along with attorneys' fees and statutory interest estimated at $1.0 million. At December 31, 2004, Warren recorded a provision for $1.8 million relating to this judgment. On April 11, 2005, Warren filed to appeal the order of the trial court to the Texas Court of Appeals.

On April 26, 2006, the Texas Court of Appeals rendered a decision in Warren's favor which reversed the trial court's judgment awarding Gotham's attorney's fees and held that, because the trial court erred in failing to conduct "further proceedings" on the amount of restitution that Gotham may be entitled to be awarded, the entire restitution award of $1.8 million and the interest thereon is reversed, with the matter remanded to the trial court for further proceedings.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARREN RESOURCES, INC

Date: April 27, 2006	By:	/s/ David E. Fleming
David E. Fleming
Senior Vice President, General Counsel & Corporate Secretary